Exhibit 99.1

Altaba Inc.

Consolidated Statement of Assets and Liabilities

As of March 31, 2020

($ in thousands, except per share amounts)

ASSETS
Cash	$52,499
Interest receivable	3,338
Dividend receivable	1,078
Unaffiliated investments (cost $12,778,115)	12,780,721
Deferred tax assets on unrealized depreciation	24,213
Other assets	159,887

Total assets	$13,021,736

LIABILITIES
Deferred and other tax liabilities	$342,647
Payable to directors, officers and employees	59,596
Payable to advisors	840
Other liabilities	264,220

Total liabilities	$667,303

Net assets	$12,354,433

Net assets consist of:
Total distributable earnings, net of deferred taxes	$12,354,433

Total net assets	$12,354,433

Shares outstanding	519,511,366
NAV per share	$23.78